EXHIBIT 5.1


                      ATLAS, PEARLMAN, TROP & BORKSON, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                         Fort Lauderdale, Florida 33301
                           Direct Line: (954) 766-7858




                                November 18, 1997

Vitech America, Inc.
8807 Northeast 23rd Street
Miami, Florida 33172

         RE: REGISTRATION STATEMENT ON FORM S-3; VITECH AMERICA, INC. (THE "COMPANY"), 4,068,419 SHARES OF COMMON STOCK

Gentlemen:

         This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by the Company of 4,068,419 shares of Common Stock, no par value per share (the "Common Stock") to be sold by the Selling Security Holders designated in the Registration Statement. The shares of Common Stock to be sold consist of (i) up to 2,339,895 shares are issuable upon conversion of $38,608,250 aggregate principal amount of 10% Convertible Promissory Notes ("Convertible Notes"), held by Selling Security Holders; (ii) 1,287,785 Shares issued upon conversion of a convertible note held by a Selling Security Holder issued in October 1997, and June and August 1997; (iii) 200,000 Shares issuable upon exercise of the representatives warrants issued in the Company's initial public offering exercisable at $14.00 per share; (iv) up to 219,443 shares issuable upon exercise of common stock purchase warrants exercisable at $16.50 per share issued in connection with an October 1997 financing transaction (the "Warrants") held by the Selling Security Holders and (v) 21,296 Shares of Common Stock issuable upon exercise of warrants issued in a private placement by the Company in August 1996.

         In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Company's Certificate of Incorporation (as Amended), By-Laws, instruments pertaining to the issuance of the shares of Common Stock, and related exhibits and corporate minutes provided to us by the Company. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.




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Vitech America, Inc.
November 18, 1997
Page 2



         Based upon and in reliance of the foregoing, we are of the opinion that the Common Stock and Common Stock to be issued upon conversion of the Convertible Notes and exercise of the Warrants, is and when issued in accordance with the terms of such security, will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion in the Registration Statement on Form S-3 to be filed with the Commission. Members of Atlas, Pearlman, Trop & Borkson, P.A. own 26,500 Shares of the Company's Common Stock.

                                    Very truly yours,

                                    ATLAS, PEARLMAN, TROP & BORKSON, P.A.

                                   /S/ ATLAS, PEARLMAN, TROP & BORKSON, P.A.
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